Exhibit 99.1

LEAPFROG ANNOUNCES FOURTH QUARTER AND FULL YEAR 2007 FINANCIAL

RESULTS

EMERYVILLE, California—March 03, 2008—LeapFrog Enterprises, Inc. (NYSE:LF), a leading developer of technology-based learning products, today announced financial results for the fourth quarter and the full year ended December 31, 2007. For the fourth quarter of 2007, the company reported net sales of $181.3 million and a net loss of $32.6 million, or $0.51 per share. For the full year 2007, the company reported net sales of $442.3 million and a net loss of $101.3 million, or $1.60 per share. At December 31, 2007, cash and investments totaled $104.4 million and inventories totaled $52.4 million.

LeapFrog President and Chief Executive Officer Jeffrey G. Katz stated, “Our results for 2007 met our expectations as weak sales of legacy products were only partly offset by sales of new products launched in the year. In addition, we invested in preparation for the launch of a wide range of new products that will begin shipping this summer. All of this led to a substantial loss for the year, albeit a much lower loss than last year. Looking ahead to 2008, LeapFrog has an outstanding lineup of new offerings in each of its major age-range categories. We are particularly enthused about the new Tag reading system, our first new reading platform since our LeapPad system was introduced, by the expansion of our successful gaming line with the Leapster 2 and didj handhelds and by the strongest content licenses we have launched in several years, which will include licenses for Lucasfilm’s Star Wars, among others.”

2007 Highlights

In 2007, LeapFrog successfully executed on the following initiatives to return the company to growth in 2008:

•	Assembled the senior management team with key hires in product development, marketing, finance, sales, engineering, and web commerce

•	Improved gross profit despite lower net sales

•	Reduced inventory by 28% and retailer inventory by approximately 20%

•	Maintained a healthy balance sheet, with cash and investments of $104.4 million and zero debt at December 31, 2007, to fund product development initiatives

•	Developed a broad product portfolio for launch in 2008, which the company expects will enable the Growth phase of its strategy to begin

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LeapFrog Enterprises, Inc.

Full Year 2007 Financial Results

Net Sales

Net sales for the year ended December 31, 2007 were $442.3 million, compared to $502.3 million for the year ended December 31, 2006, a decrease of 11.9%. The decrease in net sales was driven primarily by lower sales of legacy products, which will be phased out by mid-2008.

Segment Results

Net sales from the U.S. Consumer segment totaled $312.9 million for the full year 2007 compared with $350.7 million for the full year 2006. Net sales from the International segment totaled $103.4 million for 2007 compared with $114.6 million for 2006. Net sales from the School segment (formerly known as SchoolHouse) totaled $26.0 million for 2007 compared with $37.0 million for 2006.

Gross Profit and Gross Margin

Gross profit improved to $173.3 million for the full year 2007 compared to $147.0 million for the full year 2006. Gross margin increased by 9.9 percentage points to 39.2% for 2007 compared to 29.3% for 2006 primarily due to lower charges for excess and obsolete inventories. Gross margin in 2007 includes a non-cash write-off totaling approximately $8.0 million related to required asset write-offs bringing unamortized FLY Fusion Pentop Computer assets to levels consistent with sales trends.

Operating Expenses

Operating expenses totaled $274.5 million for 2007 compared to $271.7 million for 2006. Selling, general and administrative expense increased 7.4% year-over-year to $141.6 million for 2007 due to higher patent defense and settlement costs. Selling, general and administrative expenses also include approximately $1.2 million of costs related to the above-mentioned asset write-offs for the FLY Fusion line. Research and development expense increased 9.0% year-over-year to $59.4 million for 2007 due to investments in new products. Advertising expense decreased 15.1% year-over-year to $64.0 million for 2007, reflecting lower promotional spending than in 2006. The 2006 promotional spending drove reductions in LeapFrog’s and retailers’ inventories.

Provision for Income Taxes

Provision for income taxes was $3.7 million for 2007 compared with $26.6 million for 2006. Tax expense in 2006 includes $24.9 million of a valuation allowance relating to pre-2006 deferred tax assets, causing the higher negative effective tax rate in that year. The remaining tax expense relates primarily to taxes in non-U.S. jurisdictions.

Net Loss

Net loss for the year ended December 31, 2007 was $101.3 million, or $1.60 per share, compared to a net loss of $145.1 million, or $2.31 per share, for the year ended December 31, 2006. The lower loss is due to higher gross profit and reduced tax expense.

LeapFrog Enterprises, Inc.

Fourth Quarter 2007 Financial Results

Net Sales

Net sales for the quarter ended December 31, 2007 were $181.3 million, compared to $182.9 million for the quarter ended December 31, 2006. Lower sales of legacy products were largely offset by incremental sales from ClickStart, which was introduced in 2007, and higher sales of classic Leapster hardware and software.

Segment Results

Net sales from the U.S. Consumer segment totaled $128.0 million for the fourth quarter 2007 compared with $125.3 million for the fourth quarter 2006. Net sales from the International segment totaled $46.9 million for the fourth quarter 2007 compared with $48.1 million for the fourth quarter 2006. Net sales from the School segment totaled $6.4 million for the fourth quarter 2007 compared with $9.4 million for the fourth quarter 2006.

Gross Profit and Gross Margin

Gross profit increased 20.7% to $67.5 million for the fourth quarter 2007 compared to $55.9 million for the fourth quarter 2006. Gross margin for the three months ended December 31, 2007 increased by 6.7 percentage points to 37.3% in the fourth quarter 2007 compared to 30.6% in the fourth quarter 2006 driven by lower charges for excess and obsolete inventory and purchase order cancellations. The fourth quarter of 2007 includes an $8.0 million non-cash asset write-off for FLY Fusion assets as discussed above.

Operating Expenses

Operating expenses totaled $97.6 million for the fourth quarter 2007 compared to $102.1 million for the fourth quarter 2006. Selling, general and administrative expense decreased 8.7% to $37.4 million for the fourth quarter 2007 primarily due to lower costs in the School segment. Research and development expense increased 13.5% year-over-year to $16.6 million for the fourth quarter 2007, primarily due to the level and timing of costs related to the planned new product launches for 2008. Advertising expense decreased 5.6% year-over-year to $41.4 million for the fourth quarter 2007, reflecting lower promotional spending than in 2006.

Net Loss

Including the fourth quarter non-cash write-off totaling approximately $9.0 million, or $0.15 per share, for FLY Fusion related assets, the company recorded a net loss of $32.6 million, or $0.51 per share, for the fourth quarter 2007, compared to a net loss of $46.0 million, or a net loss of $0.73 per share, for the fourth quarter 2006. The improved loss was driven by higher gross profit and lower operating expenses.

Balance Sheet

Cash and investments totaled $104.4 million at December 31, 2007, compared with $148.1 million at December 31, 2006. Inventories totaled $52.4 million at December 31, 2007, compared with $73.0 million at December 31, 2006.

LeapFrog Enterprises, Inc.

Outlook

LeapFrog’s expectations for full year 2008 results are:

•	New products introduced in 2007 and 2008 are expected to comprise approximately half of 2008 net sales

•	Net sales are expected to grow at an annual percentage rate in the mid-to-high teens.

•	Gross margin is expected to continue to improve

•	Selling, general and administrative expenses and research and development expenses are expected to decrease approximately 10%-15% year-over-year

•	Cash is expected to be approximately $100 million at year-end

•	The company expects a nominal loss for the year

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Second half 2008 results are expected to show substantial improvement over second half 2007 reflecting the impact of new product introductions, while first half 2008 financial results are expected to be weaker than first half 2007

Conference Call and Webcast

LeapFrog will hold a conference call to discuss fourth quarter and full year 2007 financial results today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). The conference call will be webcast and can be accessed at LeapFrog’s investor web site at www.leapfroginvestor.com. To participate in the call, please dial (706) 634-0183. A replay of the Web cast will be available on these Web sites through March 3, 2009. A telephone replay is also available through April 3, 2008 at (706) 645-9291; I.D. No. 35541924.

The conference call webcast will also be distributed over Thomson’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through Thomson’s Individual Investor Center at www.earnings.com or by visiting any of the investor sites in Thomson’s Individual Investor Network. Institutional investors can access the call via Thomson’s password-protected event management site, StreetEvents (www.streetevents.com).

About LeapFrog

LeapFrog Enterprises, Inc. is a leading designer, developer, and marketer of innovative, technology-based learning products and related proprietary content, dedicated to making learning effective and engaging for all ages, at home and in schools, around the world. The company was founded in 1995 and is based in Emeryville, California. LeapFrog has developed a family of learning platforms that come to life with an extensive library of software titles covering important subjects such as phonics, reading, writing, math, music, geography, social studies, spelling, vocabulary and science. In addition, the company has created a broad line of stand-alone educational products for children. LeapFrog’s award-winning products are available in six languages at major retailers in more than 35 countries around the world. LeapFrog School’s multisensory products currently reach students in more than 100,000 classrooms across the United States. LeapFrog School is a business division of LeapFrog Enterprises, Inc.

LeapFrog Enterprises, Inc.

NOTE: LEAPFROG, the LeapFrog Logo, CLICKSTART, TAG, LEAPPAD, LEAPSTER, DIDJ and FLY FUSION are trademarks or registered trademarks of LeapFrog Enterprises, Inc.

Forward-Looking Statements

Cautionary Statement under the Private Securities Litigation Reform Act of 1995:

Except for the historical information contained herein, this news release contains forward-looking statements, including statements regarding the timing, scope and success of future product launches, expected benefits of new products and services, anticipated 2008 financial results, including expected net sales, margins, expenses, profitability, cash flow and cash balances for 2008. These forward-looking statements involve risks and uncertainties, including risks related to the company’s ability to launch new products, services and features on time and at anticipated margin and profit levels, the acceptance by consumers, retailers and schools of the company’s new strategy related to Internet-connected products and related Internet services, including with respect to the LeapFrog Learning Path, the company’s ability to launch and operate its network infrastructure to support the new Internet-related business, and the effect of marketing on the sales of the company’s products and services. These and other risks and uncertainties detailed from time to time in the company’s SEC filings, including its 2006 annual report on Form 10-K filed on March 8, 2007, could cause the company’s actual results to differ materially from those discussed in this release. All forward-looking statements are based on information available to the company on the date hereof, and the company assumes no obligation to update such statements.

Contact Information:

Investors:	Media:

Eileen VanEss	Jaeme Sines Laczkowski
Investor Relations	Corporate Communications
(510) 420-5361	(510) 596-3497

LeapFrog Enterprises, Inc.

LEAPFROG ENTERPRISES, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$93,460	$67,314
Short-term investments	10,925	80,784
Accounts receivable, net of allowance for doubtful accounts of $97 and $785 at December 31, 2007 and 2006, respectively	136,627	141,816
Inventories	52,415	73,020
Prepaid expenses and other current assets	20,427	23,339
Deferred income taxes	3,405	1,156

Total current assets	317,259	387,429
Property and equipment	34,017	27,794
Deferred income taxes	213	148
Intangible assets, net	24,512	25,933
Other assets	4,152	9,137

Total assets	$380,153	$450,441

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$46,868	$46,720
Accrued liabilities and deferred revenue	67,281	50,001
Income taxes payable	93	724

Total current liabilities	114,242	97,445
Long-term liabilities	22,438	19,034
Stockholders’ equity:
Class A common stock, par value $0.0001; 139,500 shares authorized; shares issued and outstanding: 35,782 and 35,455 at December 31, 2007 and December 31, 2006, respectively	4	4
Class B common stock, par value $0.0001; 40,500 shares authorized; shares issued and outstanding: 27,614 at December 31, 2007 and 2006, respectively	3	3
Treasury stock	(185)	(185)
Additional paid-in capital	353,857	343,310
Accumulated other comprehensive income	4,036	3,122
(Accumulated deficit) retained earnings	(114,242)	(12,292)

Total stockholders’ equity	243,473	333,962

Total liabilities and stockholders’ equity	$380,153	$450,441

LeapFrog Enterprises, Inc.

LEAPFROG ENTERPRISES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Net sales	$181,306	$182,871	$442,271	$502,255
Cost of sales	113,761	126,933	268,965	355,221

Gross profit	67,545	55,938	173,306	147,034
Operating expenses:
Selling, general and administrative	37,389	40,938	141,628	131,928
Research and development	16,636	14,651	59,371	54,475
Advertising	41,403	43,844	64,013	75,441
Depreciation and amortization	2,149	2,711	9,464	9,853

Total operating expenses	97,577	102,144	274,476	271,697

Loss from operations	(30,032)	(46,206)	(101,170)	(124,663)
Interest expense	23	9	111	97
Interest income	(1,348)	1,585	4,560	7,186
Other (expense) income, net	(751)	(470)	(871)	(907)

Loss before provision for income taxes	(32,154)	(45,082)	(97,592)	(118,481)
Provision for income taxes	401	927	3,723	26,611

Net loss	$(32,555)	$(46,009)	$(101,315)	$(145,092)

Net loss per common share:
Basic and Diluted	$(0.51)	$(0.73)	$(1.60)	$(2.31)
Shares used in calculating net loss per common share:
Basic and Diluted	63,422	63,033	63,361	62,818

LeapFrog Enterprises, Inc.

LEAPFROG ENTERPRISES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Twelve Months Ended December 31,
	2007	2006
Net loss	$(101,315)	$(145,092)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	18,189	16,285
Amortization	1,421	1,641
Unrealized foreign exchange (gain) loss	2,448	427
Loss (gain) on disposal of property and equipment	287	—
Provision for doubtful accounts	286	(306)
Deferred income taxes	(1,841)	25,999
Stock-based compensation	9,511	7,303
Investment accretion on commercial paper	(836)	—
Unrealized loss on investment	2,476	—
Other	(283)	(847)
Other changes in operating assets and liabilities:
Accounts receivable	4,904	116,237
Inventories	20,605	96,052
Prepaid expenses and other current assets	2,912	(2,578)
Other assets	4,986	(2,361)
Accounts payable	148	(27,609)
Accrued liabilities and deferred revenue	17,280	5,776
Long-term liabilities	2,297	(136)
Income taxes payable	(631)	(390)

Net cash (used in) provided by operating activities	(17,156)	90,401

Investing activities:
Purchases of property and equipment	(24,699)	(20,318)
Purchases of investments	(460,329)	(509,395)
Sale of investments	527,949	452,261

Net cash provided by (used in) investing activities	42,921	(77,452)

Financing activities:
Proceeds from the release of restricted cash		150
Purchases of treasury stock	—	(37)
Proceeds from the exercise of stock options and employee stock purchase plan	1,915	4,059

Net cash provided by financing activities	1,915	4,172

Effect of exchange rate changes on cash	(1,534)	1,771

Increase (decrease) in cash and cash equivalents	26,146	18,892
Cash and cash equivalents at beginning of period	67,314	48,422

Cash and cash equivalents at end of period	$93,460	$67,314